PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 18 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                          March 11, 1997
                                                                Rule 424(b)(3)
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                               -------------

               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--

Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rates set forth below.


               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any April 3 or October 3, commencing April 3, 2001.

Principal Amount:  $15,000,000

Interest Rate:  as set forth beside the applicable Interest Payment
                Date below:

      Interest                 Interest Rate
      Payment Date              (per annum)
      ------------             -------------

      October 3, 1997              7.000%
      and April 3, 1998

      October 3, 1998              7.000%
      and April 3, 1999

      October 3, 1999              7.000%
      and April 3, 2000

      October 3, 2000              7.000%
      and April 3, 2001

      October 3, 2001              7.375%
      and April 3, 2002

      October 3, 2002              7.375%
      and April 3, 2003


      October 3, 2003              7.750%
      and April 3, 2004

      October 3, 2004              7.750%
      and April 3, 2005

      October 3, 2005              8.125%
      and April 3, 2006


      October 3, 2006              8.125%
      and April 3, 2007

      October 3, 2007              8.500%
      and April 3, 2008

      October 3, 2008              8.500%
      and April 3, 2009

      October 3, 2009              9.000%
      and April 3, 2010

      October 3, 2010              9.000%
      and April 3, 2011

      October 3, 2011              9.000%
      and April 3, 2012


Book Entry Note or Certificated Note:  Book Entry Note

Senior Note or Subordinated Note:  Senior Note

Maturity Date:  April 3, 2012

Interest Accrual Date:  April 3, 1997

Interest Payment Dates:  Each April 3 and October 3, commencing
                         October 3, 1997

Interest Payment Period:  Semi-annually

Redemption Dates:  Redeemable in whole, but not in part, at the option of
                   Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any April 3 or October 3, commencing April 3, 2001

Redemption Percentage:  100%

Annual Redemption Percentage  Reduction:  N/A

Total Amount of OID:  N/A

Original Yield to Maturity:  N/A

Initial Accrual Period OID:  N/A

Specified Currency:  U.S. Dollars

Issue Price:  100%

Settlement Date (Original Issue Date):  April 3, 1997

Minimum Denomination:  $1,000

Trustee:  The Chase Manhattan Bank

CUSIP:  61745EJW2


      On March 11, 1997, the Company agreed to sell to Morgan Stanley & Co. Incorporated $7,500,000 of Notes and to Dean Witter Reynolds, Inc. $7,500,000 of Notes, and each of such co-managers agreed to purchase such Notes, at a net price of 97.90%, which Notes were initially reoffered at 100%.

      Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


MORGAN STANLEY & CO.                                DEAN WITTER REYNOLDS, INC.
    Incorporated